Exhibit 99.3
Equity LifeStyle Properties, Inc.
Pro-forma Consolidated Statements of Operations
For the Years Ended December 31, 2009, 2008 and 2007
(amounts in thousands, except per share data)

	2009	2008	2007
Property Operations:
Community base rental income	$253,379	$245,833	$236,933
Resort base rental income	124,822	111,876	102,372
Right-to-use annual payments	50,765	19,667	—
Right-to-use contracts current period, gross	21,526	10,951	—
Right-to-use contracts, deferred, net of prior period amortization	(18,882)	(10,611)	—
Utility and other income	47,685	41,633	36,849

Property operating revenues	479,295	419,349	376,154
Gross revenues from home sales	7,136	21,845	33,333
Brokered resale revenues, net	758	1,094	1,528
Ancillary services revenues, net	2,745	1,197	2,436
Interest income	5,119	3,095	1,732
Income from other investments, net	8,168	17,006	22,476

Total revenues	503,221	463,586	437,659

Property operating and maintenance	(180,870)	(152,363)	(127,342)
Real estate taxes	(31,674)	(29,457)	(27,429)
Sales and marketing, gross	(13,536)	(7,116)	—
Sales and marketing, deferred commissions, net	5,729	3,644	—
Property management	(33,383)	(25,451)	(18,385)

Property operating expenses (exclusive of depreciation shown separately below)	(253,734)	(210,743)	(173,156)
Cost of home sales	(7,471)	(24,069)	(30,713)
Home selling expenses	(2,383)	(5,776)	(7,555)
General and administrative – corporate	(22,279)	(20,617)	(15,591)
Rent control initiatives	(456)	(1,555)	(2,657)
Interest and related amortization	(98,311)	(99,430)	(103,070)
Depreciation on corporate assets	(1,039)	(390)	(437)
Depreciation on real estate and other costs	(69,049)	(66,193)	(63,554)

Total expenses	(454,722)	(428,773)	(396,733)

Income before equity in income of unconsolidated joint ventures	48,499	34,813	40,926

Equity in income of unconsolidated joint ventures	2,896	3,753	2,696

Consolidated income from continuing operations	51,395	38,566	43,622

Discontinued Operations:
Discontinued operations	181	257	289
Gain (loss) from discontinued real estate	4,685	(79)	12,036

Income from discontinued operations	4,866	178	12,325

Consolidated net income	56,261	38,744	55,947
Income allocated to non-controlling interests:
Common OP Units	(6,113)	(4,297)	(7,705)
Perpetual Preferred OP Units	(16,143)	(16,144)	(16,140)

Net income available for Common Shares	$34,005	$18,303	$32,102

Equity LifeStyle Properties, Inc.
Pro-forma Consolidated Statements of Operations
For the Years Ended December 31, 2009, 2008 and 2007
(amounts in thousands, except per share data)

	2009	2008	2007
Earnings per Common Share — Basic:
Income from continuing operations	$1.08	$0.74	$0.92

Income from discontinued operations	$0.15	$0.01	$0.41

Net income available for Common Shares	$1.23	$0.75	$1.33

Earnings per Common Share — Fully Diluted:
Income from continuing operations	$1.07	$0.74	$0.90

Income from discontinued operations	$0.15	$0.01	$0.41

Net income available for Common Shares	$1.22	$0.75	$1.31

Distributions declared per Common Share outstanding	$1.10	$0.80	$0.60

Tax status of Common Shares distributions deemed paid during the year:
Ordinary income	$0.72	$0.80	$0.60

Long-term capital gain	$0.24	$—	$—

Unrecaptured section 1250 gain	$0.14	$—	$—

Weighted average Common Shares outstanding — basic	27,582	24,466	24,089

Weighted average Common Shares outstanding — fully diluted	32,944	30,498	30,414